EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Rule 14d-100)

MOODY NATIONAL REIT II, INC.
(Name of Subject Company (Issuer))

COMRIT INVESTMENTS 1, LIMITED PARTNERSHIP

COMRIT INVESTMENTS LTD.

(Bidders)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$3,000,000	0.00011020	$330.60
Fees Previously Paid	0		0
Total Transaction Valuation	$3,000,000
Total Fees Due for Filing			$330.60
Total Fees Previously Paid			0
Total Fee Offsets			0
Net Fee Due			$330.60

The Transaction Valuation is estimated solely for purposes of calculating the filing fee. This calculation is based on the offer to purchase 234,291 shares of Class A common stock and 25,000 shares of Class T common stock of Moody National REIT II, Inc. at a purchase price equal to $11.57 per share in cash. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2023, effective October 1, 2022, by multiplying the transaction valuation by 0.00011020.